Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

Apollo Announces Commencement of the Tender Offer for All Outstanding Shares of The Michaels Companies

NEW YORK, NY – March 16, 2021 – Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries “Apollo”) announced today that its affiliate, Magic MergeCo, Inc. (“Purchaser”), commenced the previously announced cash tender offer for all of the issued and outstanding shares of common stock of The Michaels Companies, Inc. (Nasdaq: MIK) (“Michaels”) at a price of $22.00 per share, net to the seller, in cash, without interest and less applicable withholding taxes. The tender offer is being made pursuant to the merger agreement (the “Merger Agreement”) executed on March 2, 2021 and announced by Apollo and Michaels on March 3, 2021, under which Purchaser will acquire Michaels in a transaction valued at approximately $5.0 billion. Purchaser and its parent company, Magic AcquireCo, Inc. (“Parent”), are wholly owned subsidiaries of Apollo.

The $22.00 per share all-cash tender offer represents a premium of approximately 78 percent to the 90-day volume-weighted average price, as well as a premium of approximately 47 percent over Michaels’ closing share price on February 26, 2021, the last trading day prior to press speculation about a potential transaction involving Michaels, and is being made pursuant to an Offer to Purchase, dated March 16, 2021.

A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal setting forth the terms and conditions of the tender offer has been filed today with the U.S. Securities and Exchange Commission (the “SEC”) by Purchaser. Additionally, Michaels has filed a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of Michaels’ board of directors that Michaels’ stockholders tender their shares in the tender offer.

The tender offer will expire one minute after 11:59 P.M., New York City time on April 12, 2021, unless the tender offer is extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The completion of the tender offer is conditioned upon, among other things, Michaels’ stockholders tendering at least a majority of Michaels’ outstanding shares, expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, approval under the Competition Act (Canada) and other customary closing conditions.

If, as a result of the tender offer, the Purchaser holds shares that represent at least one share more than 50% of all the issued and outstanding shares of Michaels’ common stock, and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, the Purchaser will, as soon as practicable, merge with and into Michaels, with Michaels continuing as the surviving corporation and as a wholly owned subsidiary of Parent, under Section 251(h) of the Delaware General Corporation Law, without prior notice to, or any action by, any other stockholder of Michaels. Upon completion of the transaction, Michaels will cease to be a publicly traded company.

Georgeson LLC is acting as information agent for Parent in the tender offer. Computershare Trust Company, N.A. is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Georgeson LLC by telephone at (888) 663-7851.

About Apollo

Apollo is a leading global investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo, among others. Apollo had assets under management of approximately $455 billion as of December 31, 2020 in credit, private equity and real assets funds. For more information about Apollo, please visit www.apollo.com.

Forward-Looking Statements

Any forward-looking statements, including, but not limited to, statements regarding the proposed transaction between Apollo and Michaels, the ability of the parties to complete the transaction and the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about Apollo’s future expectations, beliefs, goals, plans or prospects, are subject to risks and uncertainties such as those described under the heading “Risk Factors” in Michaels’ periodic reports on file with the SEC. These statements speak only as of the date of this press release and are based on Apollo’s and Michaels’ current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: uncertainty about how many of Michaels’ stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived in a timely manner, if at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; changes in financial markets; changes in economic, political or regulatory conditions; changes in facts and other circumstances and uncertainties concerning the proposed transaction; and other factors set forth from time to time in Michaels’ SEC filings, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Apollo and Michaels, as applicable. Apollo and Michaels caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Except as required by applicable law or regulation, Apollo does not undertake any obligation to update or revise any such forward-looking statements to reflect future events or circumstances.

Important additional information will be filed with the SEC

This press release is neither an offer to purchase nor a solicitation of an offer to sell common stock of Michaels or any other securities. This communication is for informational purposes only. The tender offer transaction commenced by affiliates of Apollo is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by such affiliates of Apollo with the SEC. In addition, Michaels will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. The offer to purchase shares of Michaels’ common stock is only being made pursuant to the Offer to Purchase, the Letter of Transmittal and related offer materials filed as a part of the tender offer statement on Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. PRIOR TO MAKING ANY DECISION REGARDING THE TENDER OFFER, MICHAELS STOCKHOLDERS ARE STRONGLY ADVISED TO CAREFULLY READ THESE DOCUMENTS, AS FILED AND AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE. Michaels stockholders will be able to obtain the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement on Schedule TO (including the Offer to Purchase, a related

Letter of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 may be obtained free of charge from Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, Telephone Number (888) 663-7851.

Media Contact:

For Apollo:

Investor Contact:

Peter Mintzberg

Head of Investor Relations

Apollo Global Management, Inc.

212 822 0528

APOInvestorRelations@apollo.com

Media Contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

212 822 0491

Communications@apollo.com